UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	October 20, 2010

SBT Bancorp, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Connecticut
(State or Other Jurisdiction of Incorporation)

000-51832	20-4343972
(Commission File Number)	(IRS Employer Identification No.)

760 Hopmeadow Street, P.O. Box 248, Simsbury, CT	06070
(Address of Principal Executive Offices)	(Zip Code)

(860) 408-5493
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 20, 2010, SBT Bancorp, Inc.’s operating subsidiary, The Simsbury Bank & Trust Company (the “Bank”), entered into a Supplemental Executive Retirement Agreement (the “SERP Agreement”) and an Endorsement Split Dollar Insurance Agreement (the “Split Dollar Insurance Agreement”) with Martin J. Geitz, the Bank’s President and Chief Executive Officer (the “Executive Officer”).

The SERP Agreement is an unfunded, non-qualified supplemental retirement program for the Executive Officer.  The SERP Agreement provides for supplemental retirement benefits payable in installments over 15 years upon attainment of normal retirement age of 65.  The supplemental retirement benefits are to be earned over the remaining working career of the Executive Officer subject to certain conditions.

Under the SERP Agreement, the projected retirement benefit for Mr. Geitz, assuming he remains employed by the Bank until normal retirement age of 65, is $82,800 per year for 15 years, with such payments beginning in the year 2021.

The benefits are capped at $82,800 per year for 15 years and are subject to being substantially less should the Executive Officer not remain employed until the normal retirement age of 65.  The SERP Agreement also contains restrictive covenants that may result in the Executive Officer forfeiting all accrued benefits should he be terminated for cause, removed by regulatory order, or accept employment with a competing financial institution within 12 months after his termination of employment with the Bank.

The Split Dollar Insurance Agreement provides for the division of death proceeds under certain life insurance policies owned by the Bank on the life of the Executive Officer with the designated beneficiary of the Executive Officer.  The Bank has the right to exercise all incidents of ownership of the life insurance policies and may terminate such policies without the consent of the Executive Officer.

Under the Split Dollar Insurance Agreement, if the Executive Officer dies prior to termination of his employment with the Bank for reasons other than death or disability, the Executive Officer’s designated beneficiary will be entitled to a benefit of $750,000, which will increase four percent (4%) on each anniversary of the effective date of the Split Dollar Insurance Agreement.  In no event will the benefit exceed the total death proceeds of the life insurance policies minus the greater of (i) such policies’ cash surrender value or (ii) the aggregate premiums paid by the Bank for such policies.

If the Executive Officer dies after termination of his employment with the Bank for reasons other than death or disability, the Executive Officer’s designated beneficiary will not be entitled to any benefits.

The Executive Officer’s rights under the Split Dollar Insurance Agreement will terminate if he is subject to a final removal or prohibition order issued by an appropriate federal banking agency.

Under the Split Dollar Insurance Agreement, no benefits will be paid to the Executive Officer’s designated beneficiary if the Executive officer commits suicide prior to September 15, 2012 or if the insurance company denies coverage for any reason, provided, however, that the Bank will evaluate the reasons for denial and, upon advice of legal counsel and in its sole discretion, consider judicially challenging such denial.

The foregoing summaries of the SERP Agreement and the Split Dollar Insurance Agreement are not complete and are qualified in their entirely by reference to the full text of the SERP Agreement and the Split Dollar Insurance Agreement , copies of which are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

10.1	Supplemental Executive Retirement Agreement, dated October 20, 2010, by and between The Simsbury Bank & Trust Company and Martin J. Geitz.

10.2	Endorsement Split Dollar Insurance Agreement, dated October 20, 2010 by and between The Simsbury Bank & Trust Company and Martin J. Geitz.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBT BANCORP, INC.

By:	/s/ Anthony F. Bisceglio
Title: Executive Vice President and
Chief Financial Officer

Dated:  October 20, 2010

Exhibit Index

Exhibit No.	Description of Exhibit

10.1	Supplemental Executive Retirement Agreement, dated October 20, 2010, by and between The Simsbury Bank & Trust Company and Martin J. Geitz.

10.2	Endorsement Split Dollar Insurance Agreement, dated October 20, 2010, by and between The Simsbury Bank & Trust Company and Martin J. Geitz.